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PNC BANK CORP. AND SUBSIDIARIES                            EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

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
                                                                              Year ended December 31
                                     Six months ended  ----------------------------------------------------------------
Dollars in thousands                    June 30, 1997         1996         1995         1994         1993         1992
------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative
   effect of changes in
   accounting principles                     $801,587   $1,527,551     $627,012   $1,209,916   $1,140,487     $787,994
Fixed charges and preferred
   stock dividends excluding
   interest on deposits                       588,252    1,105,324    1,492,391    1,112,564      712,339      592,902
                                          ------------------------------------------------------------------------------
     Subtotal                               1,389,839    2,632,875    2,119,403    2,322,480    1,852,826    1,380,896
Interest on deposits                          714,155    1,428,771    1,551,816    1,159,242    1,005,658    1,546,576
                                          ------------------------------------------------------------------------------
     Total                                 $2,103,994   $4,061,646   $3,671,219   $3,481,722   $2,858,484   $2,927,472
                                          ------------------------------------------------------------------------------

FIXED CHARGES
Interest on borrowed funds                   $541,658   $1,064,847   $1,455,069   $1,070,565     $676,319     $555,610
Interest component of rentals                  14,376       29,839       31,283       32,247       26,491       25,739
Amortization of borrowed funds                    404          816          927        1,761        1,418        1,505
Distributions on capital securities            16,823        1,391
Preferred stock dividends                      14,991        8,431        5,112        7,991        8,111       10,048
                                          ------------------------------------------------------------------------------
     Subtotal                                 588,252    1,105,324    1,492,391    1,112,564      712,339      592,902
Interest on deposits                          714,155    1,428,771    1,551,816    1,159,242    1,005,658    1,546,576
                                          ------------------------------------------------------------------------------
     Total                                 $1,302,407   $2,534,095   $3,044,207   $2,271,806   $1,717,997   $2,139,478
                                          ==============================================================================

RATIO OF EARNINGS TO COMBINED
   FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS
Excluding interest on deposits                   2.36x        2.38x        1.42x        2.09x        2.60x        2.33x
Including interest on deposits                   1.62         1.60         1.21         1.53         1.66         1.37
========================================================================================================================
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